INDEMNITY AGREEMENT
DATE: August 22,2006
BETWEEN:
OMERS Realty Corporation
CPP Investment Board Real Estate Holdings Inc.
(“Landlord”)
AND
The Ultimate Software Group, Inc.
(“Indemnifier”)
IN CONSIDERATION OF the sum of two dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Indemnifier hereby agrees as follows:
1.	DEFINITIONS
In this Agreement:
(a)	“Building” means 20 Bay Street located in the City of Toronto.

(b)	“Lease” means the lease between Landlord and Tenant dated August 22, 2006 covering the Premises.

(c)	“Premises” means 2,251 square feet of space on the 14th floor of the Building, as shown hatched on Schedule A hereto.

(d)	“Tenant” means The Ultimate Software Group of Canada, Inc.

(e)	All other capitalized words and phrases, unless otherwise defined herein, have the meanings attributed to them in the Lease.
2.	INDEMNIFIER’S OBLIGATIONS
a)	Throughout the Term of the Lease and any extension or renewal, Indemnifier will (i) promptly pay all Rent and any other amounts payable by Tenant under the Lease, whether to Landlord or anyone else; (ii) promptly perform each and every monetary and financial obligation of Tenant under the Lease; and (iii) indemnify and protect Landlord from any losses or costs incurred by Landlord (including legal fees) if Tenant fails to pay the Rent or other amounts or to perform any of its obligations under the Lease.

Notwithstanding anything else contained in this Agreement and the Lease, the aggregate liability hereunder of the Indemnifier shall be limited to the maximum amount of four hundred thousand Dollars ($400,000.00) which shall decline on a straight line basis to zero over the initial Term of the Lease (“Aggregate Liability”), with respect to the Tenant’s observance and performance of all terms, covenants and conditions contained in the Lease.
b)	Indemnifier acknowledges and agrees that it is primarily liable to the Landlord and that it is entering into this Agreement as principal and not as a surety.

c)	Indemnifier agrees that it is jointly and severally liable with Tenant under the Lease and Landlord may proceed against Indemnifier as if Indemnifier was named as Tenant under the Lease.
3.	SURVIVAL OF OBLIGATIONS
a)	Even if there is a disaffirmance, disclaimer, repudiation, rejection or termination of the Lease (as a result of court proceedings or otherwise), or a surrender of the Lease which Landlord did not accept in writing, which occurs prior to the originally specified expiry date of the Term, Indemnifier will remain obligated under this Agreement. Subject to the Aggregate Liability, Indemnifier will, in such event and at Landlord’s sole option, be treated as though it was the tenant under the terms of the Lease for the balance of the Term. Indemnifier’s obligations in such event, however, are not subject to the Landlord granting the Indemnifier a lease as aforesaid.

b)	This indemnity is absolute and unconditional. Subject to the Aggregate Liability, Indemnifier’s liability will only be released by full payment of all amounts expressed in the Lease to be payable by Tenant for the Term and the full performance of all obligations on the part of Tenant expressed in the Lease to be performed by the Tenant for the Term. Indemnifier’s obligations under this Agreement will not be affected by (i) any modifications to Landlord’s or Tenant’s rights or obligations under the Lease; (ii) the fact that Landlord does not enforce any of the terms of the Lease; (iii) any assignment of the Lease by Tenant or by any trustee, receiver or liquidator; (iv) any consent which Landlord gives to any Transfer; (v) any waiver by Tenant of its rights under the Lease; (vi) any additional security accepted by Landlord from Tenant; (vii) the expiry of the Term; (viii) the release or discharge of Tenant or any other person liable under the Lease by Landlord or in any receivership, bankruptcy, winding-up or other creditors’ proceedings or by operation of law: or (ix) lack of notice of any of the foregoing.

c)	Indemnifier’s obligations will not be affected by any repossession of the Premises by Landlord, except that if Landlord re-lets the Premises then the payments received by Landlord (after deducting all costs and expenses of repossessing and reletting the Premises) will be credited by Landlord against Indemnifier’s obligations under this Agreement. Indemnifier’s obligations will continue to apply to the periods before and after the release or discharge as if it had not occurred.
4.	NOTICES
Landlord is not required to notify Indemnifier that Landlord has accepted this Agreement or that Tenant has failed to perform any of its obligations under the Lease. Nevertheless, if Landlord wishes to send any notice to the Indemnifier, it will deliver it or mail it by prepaid registered mail addressed to Indemnifier at 2000 Ultimate Way, Weston, Florida, U.S.A., 33326 or, at Landlord’s option, at the Premises. Any notice will be considered to have been given on the day it was delivered, or if mailed, three (3) days after the date it was mailed. Indemnifier may notify Landlord in writing of a substitute address for the above address. If two or more parties are named as Indemnifier, Landlord may give any notice to be given to Indemnifier to only one of the parties, and in doing so all of them will be considered to have been notified. No notice given by email or by other similar electronic means will be considered to have been given in writing.
5.	LANDLORD’S RIGHTS
a)	If there is a default under the Lease or under this Agreement, Landlord will not be required to (i) proceed against or pursue anything against Tenant first; (ii) proceed against any security of Tenant held by Landlord; or (iii) pursue any other remedy whatsoever. Indemnifier is not a mere guarantor; Indemnifier is primarily responsible for Tenant’s obligations under the Lease.
b)	Even though Landlord may have already taken action against Indemnifier under this Agreement because of a default under the Lease, and whether or not that action has succeeded or been completed, Landlord may take further action against Indemnifier under this Agreement if there is any further default under the Lease.
6.	JOINT AND SEVERAL LIABILITY
If two or more parties are named as Indemnifier, each party is jointly and severally responsible for the obligations of Indemnifier.
7.	ACKNOWLEDGEMENT
The Indemnifier acknowledges receipt of a copy of the Lease.
8.	GOVERNING LAW
This Lease shall be governed by and construed under the laws of the jurisdiction in which the Building is located, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Indemnifier.
9.	BINDING EFFECT
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, trustees, administrators, successors and assigns, as the case may be.
IN WITNESS WHEREOF the parties have signed and sealed this Agreement.

LANDLORD:		INDEMNIFIER:
OMERS Realty Corporation and		The Ultimate Software Group, Inc.
CPP Investment Board Real Estate Holdings Inc.
by their agent (without personal liability)
OPGI Management GP Inc. as general partner of the
OPGI Management Limited Partnership
		Per:	/s/ Robert Manns
Per:	/s/ Daniel A. Holmes	Name:	ROBERT MANNS
	Authorized Signing Officer	Title:	VICE PRESIDENT
DANIEL A. HOLMES
ASSISTANT SECRETARY
		Per:	/s/ Scott Schbrr
Per:	/s/ David Costello	Name:	SCOTT SCHBRR
	Authorized Signing Officer	Title:	PRESIDENT
David Costello
Vice President
Real Estate Management
Having authority to bind the corporation.

Having authority to bind the corporation.